EXHIBIT 22.1


            LIST OF SUBSIDIARIES OF FUTURUS FINANCIAL SERVICES, INC.

     Futurus Bank, N.A. (In Organization) is a proposed subsidiary of Futurus Financial Services, Inc.

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